Exhibit 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., Chief Financial Officer

                (860) 928-6501

PSB Holdings, Inc. Reports Earnings

For the Three and Nine Months Ended March 31, 2006

PUTNAM, CT, April 25, 2006 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Savings Bank, reported net income of $531,000 or $0.08 per basic and diluted share for the quarter ended March 31, 2006 versus net income of $553,000 or $0.08 per basic and diluted share for the quarter ended March 31, 2005, a decrease of $22,000 or 4.0%. For the nine months ended March 31, 2006, net income totaled $1.7 million or $0.24 per basic and diluted share versus $699,000 for the nine months ended March 31, 2005, which included a one-time expense of $1.2 million to establish and fund the new Putnam Savings Foundation. Excluding the charge for the charitable foundation, net income would have been $1.5 million for the nine months ended March 31, 2005 and the increase in net income for the nine months ended March 31, 2006 would have been $171,000 or 11.3%. Because the formation of the Company was completed on October 4, 2004, per share data for the nine months ended March 31, 2005 is not meaningful and therefore is not presented.

Asset Growth

The Company’s total assets increased by $92.1 million, or 27.3%, to $429.7 million at March 31, 2006 from $337.6 million at June 30, 2005. This growth in assets reflected an increase of $18.7 million, or 11.2%, in total loans and $60.8 million, or 39.6%, in investment securities. Other borrowed funds increased by $23.3 million, or 36.5%, to $87.0 million at March 31, 2006 from $63.7 million at June 30, 2005. Total deposits increased by $71.7 million, or 32.9%, to $289.8 million at March 31, 2006 from $218.1 million at June 30, 2005. This increase was primarily due to the recently completed branch acquisitions that resulted in $60.6 million in new deposits. Two of the newly-acquired branches are located in Griswold and Gales Ferry, Connecticut. The third office, located in Plainfield, Connecticut, was consolidated into our nearby existing branch in Plainfield during March 2006.

“Customers in our new market area appreciate being able to bank with the same familiar faces that they have come to know and trust, and are embracing doing business with a customer-centered community bank,” said Bob Cocks, President. “We look forward to bringing this same hometown touch to our new branch office opening this summer in the Price Chopper Supermarket currently under construction in Putnam. Our customers are eagerly awaiting the added convenience of seven-day-a-week banking.”

The growth in total loans was primarily due to an increase in commercial loans of $9.3 million, or 28.9%, and an increase in residential loans of $9.3 million, or 7.0%. The provision for loan loss was $85,000 for the nine months ended March 31, 2006 as compared to $119,000 for the nine months ended March 31, 2005.

“Our Business Banking Group is making great strides in our new southeastern Connecticut territory,” said Mr. Cocks. “In a short period of time, we have provided financing to a number of sizable commercial projects, and the outlook for growth in this market is very strong. Our Retail Lending Department, currently ranked by the Commercial Record as the number one financial institution mortgage lender in Windham County, is aggressively seeking out similar opportunities in New London County.”

Net Interest Income

Net interest income for the quarter ended March 31, 2006 was $2.7 million, an increase of $295,000 or 12.4% over the quarter ended March 31, 2005. This increase was primarily due to the growth in average interest-earning assets of $72.9 million or 22.9% to $390.4 million for the three months ended March 31, 2006 from $317.6 million for the three months ended March 31, 2005. The yield on interest-earning assets increased 47 basis points to 5.31% for the three months ended March 31, 2006 as compared to 4.84% for the three months ended March 31, 2005. Interest-bearing liabilities increased by $72.1 million or 28.5% to $325.0 million for the three months ended March 31, 2006 from $252.9 million for the three months ended March 31, 2005. The cost of interest-bearing liabilities increased 77 basis points to 3.03% for the three months ended March 31, 2006 as compared to 2.26% for the three months ended March 31, 2005.

Net interest income for the nine months ended March 31, 2006 was $7.8 million, an increase of $1.1 million or 15.8% over the nine months ended March 31, 2005. This increase was primarily due to the growth in average interest-earning assets of $56.4 million or 18.6% to $359.4 million for the nine months ended March 31, 2006 from $303.0 million for the nine months ended March 31, 2005. The yield on interest-earning assets increased 41 basis points to 5.16% for the nine months ended March 31, 2006 as compared to 4.75% for the nine months ended March 31, 2005. Interest-bearing liabilities increased by $47.4 million to $293.0 million for the nine months ended March 31, 2006 from $245.6 million for the nine months ended March 31, 2005. The cost of interest-bearing liabilities increased 57 basis points to 2.78% for the nine months ended March 31, 2006 as compared to 2.21% for the nine months ended March 31, 2005.

Noninterest Income and Expense

Noninterest income for the three months ended March 31, 2006 was $698,000, an increase of $356,000 or 104.1% from the three months ended March 31, 2005. This increase was primarily due to a $252,000 increase in service fee income and an increase of $79,000 in net gains on sales of securities during the three months ended March 31, 2006. Noninterest expense for the three months ended March 31, 2006 was $2.6 million, an increase of $754,000 or 40.1% over the three months ended March 31, 2005. This increase was primarily due to an increase in salaries and benefits of $293,000, an increase in occupancy expense of $144,000, and an increase in other expenses of $317,000.

Noninterest income for the nine months ended March 31, 2006 was $1.8 million, an increase of $862,000 or 95.5% from the nine months ended March 31, 2005. This increase was primarily due to a $554,000 increase in service fee income, an increase of $179,000 in net gains on sales of securities and an increase of $73,000 in commissions from brokerage services during the nine months ended March 31, 2006. Noninterest expense for the nine months ended March 31, 2006 was $7.2 million, an increase of $560,000 or 8.4% over the nine months ended March 31, 2005. This increase was primarily due to an increase in salaries and benefits of $791,000, an increase in occupancy expense of $343,000, and an increase in other expenses of $626,000. The $626,000 increase in other noninterest expense for the nine months ended

March 31, 2006 includes the effects of a one-time charge of $1.2 million to fund and establish the new Putnam Savings Foundation during the nine months ended March 31, 2005. A portion of these increases in noninterest expense was attributable to the operations of the new branches, acquired in October 2005, which added to overall operating expenses.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its six offices located in eastern Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Stock Market under the symbol PSBH. Investor information is available on Putnam Savings Bank’s web site at www.putnamsavings.com.

Statements contained in this news release which are not historical facts, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

	Statistical Summary (Unaudited) (dollars in thousands)
	As of March 31, 2006	As of June 30, 2005	As of March 31, 2005

Assets
Cash and due from banks	$7,132	$7,705	$6,543
Federal funds sold	4,500	—	3,450

Total Cash and cash equivalents	11,632	7,705	9,993
Investment securities, at fair value	214,175	153,405	153,054
Loans	185,039	166,365	159,757
Less: Reserve for loan loss	(1,485)	(1,359)	(1,416)

Net Loans	183,554	165,006	158,341
Premises and equipment	4,578	4,514	4,552
Bank owned life insurance	2,336	2,270	2,254
Core deposit intangible	1,423	—	—
Goodwill	6,913	—	—
Deposit for branch acquisition	—	1,888	—
Other assets	5,138	2,847	3,511

Total Assets	$429,749	$337,635	$331,705

Liabilities and Capital
Deposits	$289,829	$218,123	$227,702
Borrowed funds	86,991	63,734	50,154
Mortgagors’ escrow accounts	659	1,029	554
Other liabilities	2,338	1,729	1,481

Total Liabilities	379,817	284,615	279,891
Total Capital	49,932	53,020	51,814

Total Liabilities and Capital	$429,749	$337,635	$331,705

	Three Months Ended March 31,		Nine Months Ended March 31,
Income Statement	2006	2005	2006	2005
Interest and dividend income	$5,108	$3,790	$13,925	$10,816
Interest expense	2,429	1,406	6,109	4,069

Net interest and dividend income	2,679	2,384	7,816	6,747
Provision for loan losses	50	72	85	119

Net Interest income after provision for loan loss	2,629	2,312	7,731	6,628
Non-interest income	698	342	1,765	903
Non-interest expense	2,636	1,882	7,240	6,680

Income before taxes	691	772	2,256	851
Provision for taxes	160	219	571	152

Net Income	$531	$553	$1,685	$699

	At or for the three months March 31,		At or for the nine months March 31,
Financial condition data:	2006	2005	2006	2005
	(Dollars in thousands, except per share amounts)
Average interest-earning assets	$390,436	$317,560	$359,429	$303,064
Average interest-bearing liabilities	$324,967	$252,851	$292,999	$245,635
Average interest-earning assets to average interest-bearing liabilities	120.15%	125.59%	122.67%	123.38%
Non-performing loans	$69	$86	$69	$86
Non-performing loans to total loans	0.04%	0.05%	0.04%	0.05%
Allowance for loan losses	$1,485	$1,416	$1,485	$1,416
Allowance for loan losses to total loans	0.80%	0.89%	0.80%	0.89%
Shareholders’ equity to assets	11.62%	15.62%	11.62%	15.62%

Selected operating data: (1)
Return on average assets	0.52%	0.68%	0.59%	0.29%
Return on average equity (2)	4.13%	4.33%	4.26%	2.21%
Net interest rate spread	2.28%	2.58%	2.38%	2.54%
Net interest margin (3)	2.78%	3.04%	2.90%	2.97%
Efficiency ratio (4)	80.86%	70.01%	77.48%	87.99%

(1)	Annualized except for efficiency.
(2)	Net income divided by average equity capital excluding average unrealized gains or losses on available-for-sale securities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Noninterest expense divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share (5):
Basic	$0.08	$0.08	$0.24	na
Diluted	$0.08	$0.08	$0.24	na
Book value per share	$7.41	$7.46	$7.41	$7.46
Market price per share:
High for the period	$11.10	$11.95	$11.10	$12.25
Low for the period	$10.41	$10.10	$10.00	$10.10
Close at end of period	$11.00	$10.41	$11.00	$10.41
Cash dividends declared per share	$0.06	$0.05	$0.17	$0.10

Weighted-average common shares outstanding:
Basic	6,815,653	6,943,125	6,901,069	na
Diluted	6,949,396	6,943,125	6,969,962	na
(5)	Because the formation of the Company was completed on October 4, 2004, per share data for the nine months ended March 31, 2005 is not meaningful and therefore is not presented.